Exhibit 3.1

THIRD

AMENDED AND RESTATED

BYLAWS

OF

SONIDA SENIOR LIVING, INC.

ARTICLE FOUR: COMMITTEES		20

4.1	Designation	20

4.2	Number; Qualification; Term	20

4.3	Authority	20

4.4	Committee Changes	20

4.5	Regular Meetings	20

4.6	Special Meetings	21

4.7	Quorum; Majority Vote	21

4.8	Minutes	21

4.9	Compensation	21

ARTICLE FIVE: GENERAL PROVISIONS RELATING TO MEETINGS		21

5.1	Notice	21

5.2	Waiver of Notice	21

5.3	Telephone and Virtual Meetings	22

ARTICLE SIX: OFFICERS		22

6.1	Number; Titles; Election; Term; Qualification	22

6.2	Removal	22

6.3	Vacancies	22

6.4	Authority	22

6.5	Chief Executive Officer	22

6.6	President	23

6.7	Chief Operating Officer	23

6.8	Chief Financial Officer	23

6.9	Vice Presidents	23

6.10	Treasurer	23

6.11	Secretary	24

6.12	Assistant Secretary	24

ARTICLE SEVEN: CERTIFICATES AND STOCKHOLDERS		24

7.1	Certificated and Uncertificated Shares	24

7.2	Certificates for Certificated Shares	24

7.3	Lost, Stolen or Destroyed Certificates	24

7.4	Transfer of Shares	25

7.5	Registered Stockholders	25

ii

ARTICLE EIGHT: CERTAIN AFFILIATED TRANSACTIONS		25

8.1	Material Transaction	25

ARTICLE NINE: MISCELLANEOUS PROVISIONS		25

9.1	Dividends	25

9.2	Books and Records	25

9.3	Fiscal Year	25

9.4	Seal	25

9.5	Resignation	25

9.6	Securities of Other Corporations	26

9.7	Amendment of Bylaws	26

9.8	Severability	26

9.9	Headings; Table of Contents	26

9.10	Exclusive Forum	26

iii

THIRD

AMENDED AND RESTATED

BYLAWS

OF

SONIDA SENIOR LIVING, INC.

A Delaware Corporation

(hereinafter called the “Corporation”)

ARTICLE ONE: OFFICES

1.1 Registered Office and Agent. The registered office and registered agent of the Corporation shall be as designated from time to time by the appropriate filing by the Corporation in the office of the Secretary of State of Delaware.

1.2 Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors of the Corporation (the “Board”) may from time to time determine or the business of the Corporation may require.

ARTICLE TWO: STOCKHOLDERS

2.1 Annual Meetings. An annual meeting of stockholders of the Corporation shall be held during each calendar year on such date and at such time as shall be designated from time to time by the Board and stated in the notice of the meeting. At such meeting, the stockholders shall elect directors and transact such other business as may properly be brought before the meeting in accordance with these amended and restated bylaws of the Corporation (as amended, restated or amended and restated from time to time in accordance with the provisions hereof, these “Bylaws”). The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

2.2 Special Meetings. Unless otherwise prescribed by statute or by the certificate of incorporation of the Corporation (including the terms of any certificate of designation with respect to any series of preferred stock), as amended, restated or amended and restated from time to time (the “Certificate of Incorporation”) and subject to any rights of holders of preferred stock, a special meeting of the stockholders may be called at any time only by the chair of the Board (the “Chair of the Board”), or by the secretary of the Corporation (the “Secretary”) upon the request of a majority of the members of the Board then in office, and shall be called by the president of the Corporation (the “President”) at the request of stockholders possessing at least twenty-five percent of the voting power of all issued and outstanding voting stock entitled to vote generally in the election of directors. Only business within the purpose or purposes described in the notice of special meeting may be conducted at such special meeting. The Board may postpone, reschedule or cancel any special meeting of the stockholders previously called.

2.3 Place of Meetings. The annual meeting of stockholders may be held at such place, if any, within or without the State of Delaware designated by the Board. Special meetings of stockholders may be held at such place, if any, within or without the State of Delaware designated by the person or persons calling such special meeting as provided in Section 2.2 above. The Board may, in its sole discretion, determine that a meeting shall not be held at any place, but shall instead be held solely by means of remote communication in accordance with Section 211(a) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”). Meetings of stockholders shall be held at the principal office of the Corporation unless another place is designated for meetings in the manner provided herein.

2.4 Notice. Except as otherwise provided by law, written notice shall be given, stating the place, if any, date and hour of each meeting of the stockholders, the means of remote communications, if any, by which stockholders and proxy holders may be deemed present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by law or the Certificate of Incorporation, written notice of any meeting shall be given either personally, by mail or by electronic transmission (as defined below) (if permitted under the circumstances by the DGCL) not less than ten nor more than 60 days before the date of the meeting by or at the direction of the Chair of the Board, the Board, the President or the Secretary, to each stockholder of record entitled to vote at such meeting as of the record date for determining stockholders entitled to notice of the meeting. For the purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

2.5 Voting List. At least ten days before each meeting of stockholders, the Secretary shall prepare a complete list of stockholders entitled to vote at such meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, including the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing in this Section 2.5 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. For a period of ten days ending on the day before such meeting date, such list shall be open to the examination of any stockholder for any purpose germane to such meeting (a) at the principal place of business of the Corporation during ordinary business hours or (b) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

2.6 Voting of Shares. Treasury shares and shares of the Corporation’s own stock owned by another corporation, the majority of the voting stock of which is owned or controlled by the Corporation, shall not be shares entitled to vote or be counted in determining the total number of outstanding shares for the purpose of determining whether a quorum is present. Shares standing in the name of another domestic or foreign corporation of any type or kind may be voted by such officer, agent or proxy as the bylaws of such corporation may authorize or, in the absence of such authorization, as the board of directors of such corporation may determine. Shares held by an administrator, executor, guardian or conservator may be voted by such person, in person, by means of remote communications (if any) or by proxy, without transfer of such shares into such person’s name so long as such shares form a part of the estate served by such person and are in the possession of such estate. Shares held by a trustee may be voted by such trustee, in person, by means of remote communications (if any) or by proxy, only after the shares have been transferred into such trustee’s name as trustee. Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without transfer of such shares into such receiver’s name if authority to do so is contained in the court order by which such receiver was appointed. A stockholder whose shares are pledged shall be entitled to vote such shares until they have been transferred into the name of the pledgee, and thereafter, the pledgee shall be entitled to vote such shares.

2.7 Quorum; Adjournments. Unless otherwise required by applicable law or the Certificate of Incorporation, the holders of a majority of the outstanding shares entitled to vote, present in person, present by means of remote communication or represented by proxy, shall constitute a quorum at any meeting of stockholders. Any meeting of stockholders of the Corporation may be adjourned or recessed from time to time to reconvene at the same or some other place, if any, by holders of a majority of the voting power of the Corporation’s capital stock issued and outstanding and entitled to vote thereat, present in person, present by means of remote communication or represented by proxy, though less than a quorum, or by any officer or director entitled to preside at or to act as secretary of such meeting, and notice need not be given of any such adjourned or recessed meeting (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication) if the time and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person or represented by proxy and vote at such adjourned or recessed meeting, are (a) announced at the meeting at which the adjournment or recess is taken, (b) displayed during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (c) set forth in the notice of meeting given in accordance with these Bylaws. At any reconvening of an adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which could have been transacted at the original meeting, if a quorum has been present or represented. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.8 Majority Vote; Withdrawal of Quorum; Certain Director Elections. If a quorum is present in person, present by means of remote communication or represented by proxy at any meeting, the vote of the holders of a majority of the outstanding shares entitled to vote, present in person, present by means of remote communication or represented by proxy, shall decide any questions brought before such meeting, unless the question is one on which, by express provision of law, the Certificate of Incorporation, these Bylaws or the rules or regulations of any stock exchange applicable to the Corporation, a different vote is required, in which event such express provision shall govern and control the decision of such question. With respect to an uncontested election of directors, a nominee for director shall be elected to the Board by the holders of a majority of stock which was actually voted. For purposes hereof, an “uncontested election” means an annual or special meeting of the Corporation other than a meeting with respect to which (a) the Secretary has received a notice that a stockholder has nominated or intends to nominate a person for election to the Board in compliance with the requirements for stockholder nominations set forth in Section 2.14 of these Bylaws and (b) such nomination notice has not been withdrawn by such stockholder on or prior to the tenth day before the Corporation first mails its notice for meeting for such meeting to the stockholders; a vote of the “holders of a majority of stock which was actually voted” means that the number of shares voted “for” a director’s election must exceed the number of votes cast “against” that director’s election, with “abstentions” and “broker nonvotes” not counted as votes cast either “for” or “against” that director’s election. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding any withdrawal of stockholders which may leave less than a quorum remaining.

2.9 Method of Voting; Proxies. Every stockholder of record shall be entitled at every meeting of stockholders to one vote on each matter submitted to a vote, for every share standing in such stockholder’s name on the stock ledger of the Corporation except to the extent that the voting rights of the shares of any class or classes are increased, limited or denied by the Certificate of Incorporation. Such stock ledger shall be the only evidence as to the identity of stockholders entitled to vote. At any meeting of stockholders, every stockholder having the right to vote may vote either in person, by means of remote communications (if any) or by proxy executed in writing by the stockholder or by such stockholder’s duly authorized attorney-in-fact. Each such proxy shall be filed with the Secretary before, or at the time of, the meeting. No proxy shall be voted or acted upon after three years from the date of its execution, unless otherwise provided in the proxy. If no date is stated on a proxy, such proxy shall be presumed to have been executed on the date of the meeting at which it is to be voted. Each proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and the proxy is coupled with an interest sufficient in law to support an irrevocable power.

2.10 Record Date. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders of the Corporation or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not in any case be more than 60 days nor less than ten days prior to the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. When a determination of stockholders entitled to notice of or to vote at any meeting of stockholders has been made as provided in this Section 2.10, such determination shall apply to any adjournment of such meeting, but the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 2.10 at the adjourned meeting.

2.11 Organization and Conduct of Meetings. The Chief Executive Officer of the Corporation (the “Chief Executive Officer”) shall act as chair of meetings of stockholders of the Corporation. The Board may designate any director or officer of the Corporation to act as chair of any meeting in the absence of the Chief Executive Officer, and only the Board may further provide for determining who shall act as chair of any meeting of stockholders in the absence of the Chief Executive Officer and such designee. The Board may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board, the chair of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are necessary, appropriate or convenient for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chair of the meeting, may include the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules, regulations and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized proxies or such other persons as the chair of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement of the meeting; (f) limitations on the time allotted to questions or comments by participants; (g) removal of any stockholder or any other individual who refuses to comply with meeting rules, regulations or procedures; (h) the conclusion, recess or adjournment of the meeting, regardless of whether a quorum is present, to a later date and time and at a place, if any, announced at the meeting; (i) restrictions on the use of audio and video recording devices, cell phones and other electronic devices; (j) rules, regulations or procedures for compliance with any state or local laws or regulations including those concerning safety, health and security; (k) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting and (l) any rules, regulations or procedures as the chair may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting, whether such meeting is to be held at a designated place or solely by means of remote communication. The Board or the chair of a stockholder meeting, in addition to making any other determinations that may be appropriate regarding the conduct of the meeting, shall determine and declare to the meeting that a matter of business was not properly brought before the meeting, and, if the chair (or the Board) should so determine, the chair (or the Board) shall so declare to the meeting and any such matter of business not properly brought before the meeting shall not be transacted or considered. Except to the extent determined by the Board or the person presiding at the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.12 Inspectors of Election. In advance of any meeting of stockholders of the Corporation, the Chair of the Board, the Chief Executive Officer or the Board, by resolution, shall appoint one or more inspectors to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chair of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by applicable law.

2.13 Action Without Meeting. Any action required or permitted to be taken at any annual or special meeting of stockholders may only be taken upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders, unless such consent is unanimous. Any such unanimous consent shall have the same force and effect, as of the date stated therein, as a vote of such stockholders and may be stated as such in any document filed with the Secretary of State of Delaware or in any certificate or other document delivered to any person. The consent may be in one or more counterparts so long as each stockholder signs one of the counterparts. The signed consent or consents of stockholders shall be placed in the minute books of the Corporation.

2.14 Notice of Stockholder Proposals and Director Nominations.

(a) Annual Meetings of Stockholders. Nominations of persons for election to the Board and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto) with respect to such annual meeting given by or at the direction of the Board (or any duly authorized committee thereof), (ii) as otherwise properly brought before such annual meeting by or at the direction of the Board (or any duly authorized committee thereof) or (iii) by any stockholder of the Corporation who (A) is a stockholder of record at the time of the giving of the notice provided for in this Section 2.14 through the date of such annual meeting, (B) is entitled to vote at such annual meeting and (C) complies with the notice procedures set forth in this Section 2.14. For the avoidance of doubt, compliance with the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations, or to propose any other business (other than a proposal included in the Corporation’s proxy materials pursuant to and in compliance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)), at an annual meeting of stockholders.

(b) Timing of Notice for Annual Meetings. In addition to any other applicable requirements, for nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to Section 2.14(a)(iii) above, the stockholder must have given timely notice thereof in proper written form to the Secretary, and, in the case of business other than nominations, such business must be a proper matter for stockholder action. To be timely, such notice must be received by the Secretary at the principal executive offices of the Corporation not later than the Close of Business on the 90th day, or earlier than the 120th day, prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting of stockholders is more than 30 days prior to, or more than 60 days after, the first anniversary of the date of the preceding year’s annual meeting or if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the Close of Business on the later of (i) the 90th day prior to such annual meeting and (ii) the tenth day following the day on which Public Disclosure (as defined below) of the date of the meeting is first made by the Corporation. In no event shall the adjournment, recess, postponement, judicial stay or rescheduling of an annual meeting (or the Public Disclosure thereof) commence a new time period (or extend any time period) for the giving of notice pursuant to the preceding sentence.

(c) Form of Notice. To be in proper written form, the notice of any stockholder of record giving notice under this Section 2.14 (each, a “Noticing Party”) must set forth:

(i) as to each person whom such Noticing Party proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), if any:

(A) the name, age, business address and residential address of such Proposed Nominee;

(B) the principal occupation and employment of such Proposed Nominee;

(C) a written questionnaire with respect to the background and qualifications of such Proposed Nominee, completed by such Proposed Nominee in the form required by the Corporation (in the form to be provided by the Secretary within ten days after receiving a written request therefor from any stockholder of record identified by name);

(D) a written representation and agreement completed by such Proposed Nominee in the form required by the Corporation (in the form to be provided by the Secretary within ten days after receiving a written request therefor from any stockholder of record identified by name) providing that such Proposed Nominee: (I) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Proposed Nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such Proposed Nominee’s ability to comply, if elected as a director of the Corporation, with such Proposed Nominee’s fiduciary duties under applicable law; (II) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee with respect to the Corporation that has not been disclosed to the Corporation; (III) will, if elected as a director of the Corporation, comply with all applicable rules of any securities exchanges upon which the Corporation’s securities are listed, the Certificate of Incorporation, these Bylaws, all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and all other guidelines and policies of the Corporation generally applicable to directors (which other guidelines and policies will be provided to such Proposed Nominee within five business days after the Secretary receives any written request therefor from such Proposed Nominee), and all applicable fiduciary duties under state law; (IV) consents to being named as a nominee in the Corporation’s proxy statement and form of proxy for the meeting and consents to the public disclosure of information regarding or relating to such Proposed Nominee provided to the Corporation by such Proposed Nominee or otherwise pursuant to these Bylaws; (V) intends to serve a full term as a director of the Corporation, if elected; and (VI) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and that do not and will not omit to state any fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading in any material respect;

(E) a description of all direct and indirect compensation and other material monetary agreements, arrangements or understandings, written or oral, during the past three years, and any other material relationships, between or among such Proposed Nominee, on the one hand, and any Noticing Party or any Stockholder Associated Person (as defined below) (other than such Proposed Nominee), on the other hand, or that such Proposed Nominee knows any of such Proposed Nominee’s Associates (as defined below) has with such Noticing Party or any Stockholder Associated Person, including all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K as if such Noticing Party and any Stockholder Associated Person (other than the Proposed Nominee) were the “registrant” for purposes of such rule and the Proposed Nominee were a director or executive officer of such registrant;

(F) a description of any business or personal interests that would reasonably be expected to place such Proposed Nominee in a potential conflict of interest with the Corporation or any of its subsidiaries;

(G) the date(s) of first contact between the Noticing Party or any Stockholder Associated Person, on the one hand, and the Proposed Nominee, on the other hand, with respect to any proposed nomination(s) of any person(s) (including the Proposed Nominee) for election as a director of the Corporation; and

(H) all other information relating to such Proposed Nominee or such Proposed Nominee’s Associates that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies by such Noticing Party or any Stockholder Associated Person for the election of directors in a contested election pursuant to the Proxy Rules (as defined below);

(ii) as to any other business that such Noticing Party proposes to bring before the meeting:

(A) a description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;

(B) the text of the proposal or business (including the complete text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Certificate of Incorporation or these Bylaws, the text of the proposed amendment); and

(C) all other information relating to such business that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies by such Noticing Party or any Stockholder Associated Person in support of such proposed business pursuant to the Proxy Rules; and

(iii) as to such Noticing Party and each Stockholder Associated Person:

(A) the name and address of such Noticing Party and each Stockholder Associated Person (including, as applicable, as they appear on the Corporation’s books and records);

(B) the class, series and number of shares of each class or series of capital stock (if any) of the Corporation that are, directly or indirectly, owned beneficially or of record (specifying the type of ownership) by such Noticing Party or any Stockholder Associated Person (including any right to acquire beneficial ownership at any time in the future, whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition) and the date or dates on which such shares were acquired;

(C) the name of each nominee holder for, and number of, any securities of the Corporation owned beneficially but not of record by such Noticing Party or any Stockholder Associated Person and any pledge by such Noticing Party or any Stockholder Associated Person with respect to any of such securities;

(D) (I) a description of all agreements, arrangements or understandings, written or oral, (including any derivative or short positions, profit interests, hedging transactions, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, repurchase agreements or arrangements, borrowed or loaned shares and so-called “stock borrowing” agreements or arrangements) that have been entered into by, or on behalf of, such Noticing Party or any Stockholder Associated Person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the price of any securities of the Corporation, or maintain, increase or decrease the voting power of such Noticing Party or any Stockholder Associated Person with respect to securities of the Corporation, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation (any of the foregoing, a “Derivative Instrument”) and (II) all other information relating to Derivative Instruments that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies by such Noticing Party or any Stockholder Associated Person in support of the business proposed by such Noticing Party, if any, or for the election of any Proposed Nominee in a contested election pursuant to the Proxy Rules if the creation, termination or modification of Derivative Instruments were treated the same as trading in the securities of the Corporation under the Proxy Rules;

(E) any substantial interest, direct or indirect (including any existing or prospective commercial, business or contractual relationship with the Corporation), of such Noticing Party or, to the knowledge of such Noticing Party (or the beneficial owner(s) on whose behalf such Noticing Party is submitting a notice to the Corporation), any Stockholder Associated Person in the Corporation or any Affiliate (as defined below) thereof or in the proposed business or nomination(s) to be brought before the meeting by such Noticing Party, other than an interest arising from the ownership of Corporation securities where such Noticing Party or such Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

(F) a description of all agreements, arrangements or understandings, written or oral, (I) between or among such Noticing Party and any Stockholder Associated Person or (II) between or among such Noticing Party or, to the knowledge of such Noticing Party (or the beneficial owner(s) on whose behalf such Noticing Party is submitting a notice to the Corporation), any Stockholder Associated Person and any other person or entity (naming each such person or entity), in each case, relating to acquiring, holding, voting or disposing of any securities of the Corporation, including any proxy (other than any revocable proxy given in response to a solicitation made pursuant to, and in accordance with, the Proxy Rules by way of a solicitation statement filed on Schedule 14A);

(G) any rights to dividends on the shares of the Corporation owned beneficially by such Noticing Party or any Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation;

(H) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which such Noticing Party or any Stockholder Associated Person (I) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (II) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity;

(I) any direct or indirect interest (other than solely as a result of security ownership) of such Noticing Party or, to the knowledge of such Noticing Party (or the beneficial owner(s) on whose behalf such Noticing Party is submitting a notice to the Corporation) any Stockholder Associated Person in any agreement with the Corporation or any Affiliate of the Corporation (including any employment agreement, collective bargaining agreement or consulting agreement);

(J) a representation that (I) neither such Noticing Party nor any Stockholder Associated Person has breached any agreement, arrangement or understanding with the Corporation except as disclosed to the Corporation pursuant hereto and (II) such Noticing Party and each Stockholder Associated Person has complied, and will comply, with all applicable requirements of state law and the Exchange Act with respect to the matters set forth in this Section 2.14;

(K) a description of the investment strategy or objective, if any, of such Noticing Party (or the beneficial owner(s) on whose behalf such Noticing Party is submitting a notice to the Corporation);

(L) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) under the Exchange Act or an amendment pursuant to Rule 13d-2(a) under the Exchange Act if such a statement were required to be filed under the Exchange Act by such Noticing Party or any Stockholder Associated Person with respect to the Corporation (regardless of whether such person or entity is actually required to file a Schedule 13D), including a description of any agreement, arrangement or understanding that would be required to be disclosed by such Noticing Party or any Stockholder Associated Person pursuant to Item 5 or Item 6 of Schedule 13D;

(M) a certification that such Noticing Party and each Stockholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with such Noticing Party’s or Stockholder Associated Person’s acquisition of shares of capital stock or other securities of the Corporation and such Noticing Party’s or Stockholder Associated Person’s acts or omissions as a stockholder of the Corporation, if such Stockholder Associated Person is a stockholder of the Corporation; and

(N) all other information relating to such Noticing Party or any Stockholder Associated Person that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies by such Noticing Party or any Stockholder Associated Person in support of the business proposed by such Noticing Party, if any, or for the election of any Proposed Nominee in a contested election pursuant to the Proxy Rules;

provided, however, that the disclosures described in the foregoing subclauses (A) through (N) shall not include any such disclosures with respect to the ordinary course business activities of any depositary or any broker, dealer, commercial bank, trust company or other nominee who is a Noticing Party solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner (any such entity, an “Exempt Party”).

(iv) a representation that such Noticing Party intends to appear or cause a Qualified Representative (as defined below) of such Noticing Party to appear at the meeting to bring such business before the meeting or nominate any Proposed Nominees, as applicable, and an acknowledgment that, if such Noticing Party (or a Qualified Representative of such Noticing Party) does not appear to present such business or Proposed Nominees, as applicable, at such meeting, the Corporation need not present such business or Proposed Nominees for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation;

(v) a description of any pending or, to the knowledge of such Noticing Party (or the beneficial owner(s) on whose behalf such Noticing Party is submitting a notice to the Corporation), threatened legal proceeding or investigation in which such Noticing Party or any Stockholder Associated Person is a party or participant directly involving or directly relating to the Corporation or, to the knowledge of such Noticing Party (or the beneficial owner(s) on whose behalf such Noticing Party is submitting a notice to the Corporation), any current or former officer, director or Affiliate of the Corporation;

(vi) identification of the names and addresses of other stockholders (including beneficial owners) known by such Noticing Party (or the beneficial owner(s) on whose behalf such Noticing Party is submitting a notice to the Corporation) to provide financial support of the nomination(s) or other business proposal(s) submitted by such Noticing Party and, to the extent known, the class and number of shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

(vii) a representation from such Noticing Party as to whether such Noticing Party or any Stockholder Associated Person intends or is part of a group (as such term is used in Rule 13d-5 under the Exchange Act) that intends to (A) solicit proxies in support of the election of any Proposed Nominee in accordance with Rule 14a-19 under the Exchange Act or (B) engage in a solicitation (within the meaning of Exchange Act Rule 14a-1(l)) with respect to the nomination of any Proposed Nominee or proposed business to be considered at the meeting, as applicable, and if so, the name of each participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in such solicitation.

(d) Additional Information. In addition to the information required pursuant to the foregoing provisions of this Section 2.14, the Corporation may require any Noticing Party to furnish such other information that would reasonably be expected to be material to a reasonable stockholder’s understanding of (i) any item of business proposed by such Noticing Party under this Section 2.14, (ii) the solicitation of proxies from the Corporation’s stockholders by such Noticing Party (or any Stockholder Associated Person) or (iii) the eligibility, suitability or qualifications of a Proposed Nominee to serve as a director of the Corporation or the independence, or lack thereof, of such Proposed Nominee, under the listing standards of each securities exchange upon which the Corporation’s securities are listed, any applicable rules of the Securities and Exchange Commission, any publicly disclosed standards used by the Board in selecting nominees for election as a director and for determining and disclosing the independence of the Corporation’s directors, including those applicable to a director’s service on any of the committees of the Board, or the requirements of any other laws or regulations applicable to the Corporation. If requested by the Corporation, any supplemental information required under this paragraph shall be provided by a Noticing Party within ten days after it has been requested by the Corporation.

(e) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting (or any supplement thereto). Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (or any supplement thereto) (i) by or at the direction of the Board (or any duly authorized committee thereof) or (ii) provided that one or more directors are to be elected at such meeting pursuant to the Corporation’s notice of meeting, by any stockholder of the Corporation who (A) is a stockholder of record on the date of the giving of the notice provided for in this Section 2.14(e) through the date of such special meeting, (B) is entitled to vote at such special meeting and upon such election and (C) complies with the notice procedures set forth in this Section 2.14(e). In addition to any other applicable requirements, for director nominations to be properly brought before a special meeting by a stockholder pursuant to the foregoing clause (ii), such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, such notice must be received by the Secretary at the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the Close of Business on the later of (x) the 90th day prior to such special meeting and (y) the tenth day following the day on which Public Disclosure of the date of the meeting is first made by the Corporation. In no event shall an adjournment, recess, postponement, judicial stay or rescheduling of a special meeting (or the Public Disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice pursuant to the preceding sentence. To be in proper written form, such notice shall include all information required pursuant to Section 2.14(c) above, and such Noticing Party and any Proposed Nominee shall comply with Section 2.14(d) above, in each case, as if such notice were being submitted in connection with an annual meeting of stockholders.

(f) General.

(i) No person shall be eligible for election as a director of the Corporation at a meeting of stockholders of the Corporation unless the person is qualified under Section 3.2 of these Bylaws and nominated either by a stockholder in accordance with the procedures set forth in this Section 2.14 or by the Board, and no business shall be conducted at a meeting of stockholders of the Corporation except pursuant to Rule 14a-8 of the Exchange Act and business brought by a stockholder in accordance with the procedures set forth in this Section 2.14 or by the Board. The number of Proposed Nominees a stockholder may include in a notice under this Section 2.14 may not exceed the number of directors to be elected at such meeting (based on public disclosure by the Corporation prior to the date of such notice), and for the avoidance of doubt, no stockholder shall be entitled to identify any additional or substitute persons as Proposed Nominees following the expiration of the time periods set forth in Section 2.14(b) or Section 2.14(e), as applicable. Except as otherwise provided by law, the Board or the chairperson of a meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made or proposed in accordance with the procedures set forth in these Bylaws, and, if the Board or the chairperson of the meeting determines that any proposed nomination or business was not properly brought before the meeting, the chairperson (or the Board) shall declare to the meeting that such nomination shall be disregarded or such business shall not be transacted, and no vote shall be taken with respect to such nomination or proposed business, in each case, notwithstanding that proxies with respect to such vote may have been received by the Corporation. Notwithstanding the foregoing provisions of this Section 2.14, unless otherwise required by law, if the Noticing Party (or a Qualified Representative of the Noticing Party) proposing a nominee for director or business to be conducted at a meeting does not appear at the meeting of stockholders of the Corporation to present such nomination or propose such business, such proposed nomination shall be disregarded or such proposed business shall not be transacted, as applicable, and no vote shall be taken with respect to such nomination or proposed business, notwithstanding that proxies with respect to such vote may have been received by the Corporation.

(ii) A Noticing Party shall update such Noticing Party’s notice provided under the foregoing provisions of this Section 2.14, if necessary, such that the information provided or required to be provided in such notice shall be true and correct in all material respects as of (A) the record date for determining the stockholders entitled to receive notice of the meeting and (B) the date that is ten business days prior to the meeting (or any postponement, rescheduling or adjournment thereof), and such update shall (I) be received by the Secretary at the principal executive offices of the Corporation (x) not later than the Close of Business five business days after the record date for determining the stockholders entitled to receive notice of such meeting (in the case of an update required to be made under clause (A)) and (y) not later than the Close of Business seven business days prior to the date of the meeting or, if practicable, any postponement, rescheduling or adjournment thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been postponed, rescheduled or adjourned) (in the case of an update required to be made pursuant to clause (B)), (II) be made only to the extent that information has changed since such Noticing Party’s prior submission and (III) clearly identify the information that has changed in any material respect since such Noticing Party’s prior submission. For the avoidance of doubt, any information provided pursuant to this Section 2.14(f)(ii) shall not be deemed to cure any deficiencies or inaccuracies in a notice previously delivered pursuant to this Section 2.14 and shall not extend the time period for the delivery of notice pursuant to this Section 2.14. If a Noticing Party fails to provide any update in accordance with the foregoing provisions of this Section 2.14(f)(ii), the information as to which such written update relates may be deemed not to have been provided in accordance with this Section 2.14.

(iii) If any information submitted pursuant to this Section 2.14 by any Noticing Party nominating individuals for election or reelection as a director or proposing business for consideration at a stockholder meeting shall be inaccurate in any material respect (as determined by the Board or a committee thereof), such information may be deemed not to have been provided in accordance with this Section 2.14. Any such Noticing Party shall notify the Secretary in writing at the principal executive offices of the Corporation of any material inaccuracy or change in any information submitted pursuant to this Section 2.14 (including if any Noticing Party or any Stockholder Associated Person no longer intends to solicit proxies in accordance with the representation made pursuant to Section 2.14(c)(vii)(A)) within two business days after becoming aware of such material inaccuracy or change, and any such notification shall clearly identify the inaccuracy or change, it being understood that no such notification may cure any deficiencies or inaccuracies with respect to any prior submission by such Noticing Party. Upon written request of the Secretary on behalf of the Board (or a duly authorized committee thereof), any such Noticing Party shall provide, within seven business days after delivery of such request (or such other period as may reasonably be specified in such request), (A) written verification, reasonably satisfactory to the Board, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by such Noticing Party pursuant to this Section 2.14 and (B) a written affirmation of any information submitted by such Noticing Party pursuant to this Section 2.14 as of an earlier date. If a Noticing Party fails to provide such written verification or affirmation within such period, the information as to which written verification or affirmation was requested may be deemed not to have been provided in accordance with this Section 2.14.

(iv) Notwithstanding anything herein to the contrary, if (A) any Noticing Party or any Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any Proposed Nominee(s) and (B) (1) such Noticing Party or Stockholder Associated Person subsequently either (x) notifies the Corporation that such Noticing Party or Stockholder Associated Person no longer intends to solicit proxies in support of the election or reelection of such Proposed Nominee(s) in accordance with Rule 14a-19(b) under the Exchange Act or (y) fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Noticing Party or Stockholder Associated Person has met the requirements of Rule 14a-19(a)(3) under the Exchange Act in accordance with the following sentence) and (2) no other Noticing Party or Stockholder Associated Person that has provided notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to such Proposed Nominee(s) (x) to the Corporation’s knowledge based on information provided pursuant to Rule 14a-19 under the Exchange Act or these Bylaws, still intends to solicit proxies in support of the election or reelection of such Proposed Nominee(s) in accordance with Rule 14a-19(b) under the Exchange Act and (y) has complied with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Exchange Act and the requirements set forth in the following sentence, then the Corporation shall disregard any proxies or votes solicited for such Proposed Nominee(s) regardless of the person or entity who solicited such proxies (notwithstanding that proxies may have been received by the Corporation). Upon request by the Corporation, if any Noticing Party or any Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such Noticing Party shall deliver to the Secretary, no later than five business days prior to the applicable meeting date, reasonable evidence that the requirements of Rule 14a-19(a)(3) under the Exchange Act have been satisfied.

(v) In addition to complying with the foregoing provisions of this Section 2.14, a stockholder shall also comply with all applicable requirements of state law and the Exchange Act with respect to the matters set forth in this Section 2.14. Nothing in this Section 2.14 shall be deemed to affect any rights of (A) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, (B) stockholders to request inclusion of nominees in the Corporation’s proxy statement pursuant to the Proxy Rules or (C) the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

(vi) Any written notice, supplement, update or other information required to be delivered by a stockholder to the Corporation pursuant to this Section 2.14 must be given by personal delivery, by overnight courier or by registered or certified mail, postage prepaid, to the Secretary at the Corporation’s principal executive offices and shall be deemed not to have been delivered unless so given.

(vii) For purposes of these Bylaws:

(A) “Affiliate” and “Associate” each shall have the respective meanings set forth in Rule 12b-2 under the Exchange Act;

(B) “beneficial owner” or “beneficially owned” shall have the meaning set forth for such terms in Section 13(d) of the Exchange Act;

(C) “Close of Business” shall mean 5:00 p.m. Eastern Time on any calendar day, whether or not the day is a business day;

(D) “Proxy Rules” shall mean Section 14 of the Exchange Act and the rules promulgated thereunder;

(E) “Public Disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act;

(F) a “Qualified Representative” of a Noticing Party means (I) a duly authorized officer, manager or partner of such Noticing Party or (II) a person authorized by a writing executed by such Noticing Party (or a reliable reproduction or electronic transmission of the writing) delivered by such Noticing Party to the Corporation prior to the making of any nomination or proposal at a stockholder meeting stating that such person is authorized to act for such Noticing Party as proxy at the meeting of stockholders, which writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, must be produced at the meeting of stockholders; and

(G) “Stockholder Associated Person” shall mean, with respect to a Noticing Party and if different from such Noticing Party, any beneficial owner of shares of stock of the Corporation on whose behalf such Noticing Party is providing notice of any nomination or other business proposed: (I) any person or entity who is a member of a group (as such term is used in Rule 13d-5 under the Exchange Act) with such Noticing Party or such beneficial owner(s) with respect to acquiring, holding, voting or disposing of any securities of the Corporation, (II) any Affiliate or Associate of such Noticing Party (other than any Noticing Party that is an Exempt Party) or such beneficial owner(s), (III) any participant (as defined in Instruction 3 to Item 4 of Schedule 14A) with such Noticing Party or such beneficial owner(s) with respect to any proposed business or nomination, as applicable, under these Bylaws, (IV) any beneficial owner of shares of stock of the Corporation owned of record by such Noticing Party (other than a Noticing Party that is an Exempt Party) and (V) any Proposed Nominee.

2.15 Director Designation Rights. For the avoidance of doubt, any person designated for inclusion in the Company’s slate of individuals nominated for election to the Board pursuant to, and in accordance with, any agreement between the Corporation and any stockholder of the Corporation shall, for purposes of Section 2.14, be deemed to have been nominated by or at the direction of the Board.

ARTICLE THREE: DIRECTORS

3.1 Management. The powers of the Corporation shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed by or under the direction of, the Board.

3.2 Number; Election; Term; Qualification. The number of directors of the Corporation (exclusive of directors, if any, entitled to be elected by the holders of one or more series of the preferred stock of the Corporation which may be outstanding, voting separately as a series or class) shall be fixed from time to time by action of not less than two-thirds of the members of the Board then in office, though less than a quorum, but in no event shall be less than three nor more than 15. Subject to the rights, if any, of any series of preferred stock then outstanding, the directors shall be divided into three classes, designated as Class I, Class II and Class III. At each annual meeting of stockholders, directors shall be elected to succeed those directors whose terms expire for a term of office to expire at the third succeeding annual meeting of stockholders after their election. All directors shall hold office until the annual meeting of stockholders for the year in which their term expires and until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal. No director need be a stockholder, a resident of the State of Delaware or a citizen of the United States. No person shall be eligible for election or appointment as a director unless such person has, within ten days following any reasonable request therefor from the Board or any committee thereof, made himself or herself available to be interviewed by the Board (or any committee or other subset thereof) with respect to such person’s qualifications to serve as a director or any other matter reasonably related to such person’s candidacy or service as a director of the Corporation.

3.3 Changes in Number. No decrease in the number of directors constituting the entire Board shall have the effect of shortening the term of any incumbent director. Subject to the rights, if any, of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director’s successor shall have been duly elected and qualified. Notwithstanding the foregoing, whenever the holders of any class or series of shares are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, any newly created directorship(s) of such class or series to be filled by reason of an increase in the number of such directors may be filled by the affirmative vote of a majority of the directors elected by such class or series then in office or by a sole remaining director so elected.

3.4 Removal. Any director or the entire Board may be removed only for cause and only by the vote of the holders of a majority of the securities of the Corporation then entitled to vote at an election of directors. For purposes hereof, “cause” shall mean gross neglect or willful misconduct in the performance of such director’s duties as a director.

3.5 Vacancies. Subject to the rights, if any, of the holders of any series of preferred stock then outstanding, any vacancies in the Board resulting from death, resignation, disqualification or removal may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director’s successor shall have been duly elected and qualified. Notwithstanding the foregoing, whenever the holders of any class or series of shares are entitled to elect one or more directors, any vacancies in such directorship(s) may be filled by the affirmative vote of a majority of the directors elected by such class or series then in office or by a sole remaining director so elected.

3.6 Chair of the Board. Subject to any rights of any person pursuant to any agreement with the Corporation, the Chair of the Board shall be chosen from among the Board and may be the Chief Executive Officer. Except as otherwise provided by law, the Certificate of Incorporation, Section 2.11 or Section 3.12 of these Bylaws, the Chair of the Board shall preside at all meetings of stockholders and of the Board. The Chair of the Board shall have such powers and duties as may from time to time be prescribed by the Board.

3.7 Lead Director. If the Chair of the Board does not qualify as independent in accordance with the applicable rules of any securities exchanges upon which the Corporation’s securities are listed, the Independent Directors (as defined below) shall appoint a Lead Director. The Lead Director shall be one of the directors who has been determined by the Board to be an “independent director” (any such director, an “Independent Director”). The Lead Director, if any, shall preside at all executive sessions of the Board and any other meeting of the Board at which the Chair of the Board is not present and have such other responsibilities, and perform such duties, as may from time to time be assigned to him or her by the Board.

3.8 Place of Meetings. The Board may hold its meetings, both regular and special, in such place or places, if any, within or without the State of Delaware as the Board may from time to time determine.

3.9 Regular Meetings. Regular meetings of the Board may be held at such time and at such place, if any, as may from time to time be determined by the Board. Notice of any regular meeting stating the date, place, if any, and time of the meeting shall be given to each director by mail posted not less than five days before the date of the meeting, by nationally recognized overnight courier deposited not less than two days before the date of the meeting or by email, facsimile or other means of electronic transmission delivered or sent not less than 24 hours before the date and time of the meeting, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate under the circumstances. A meeting may be held at any time without notice if all of the directors are present or if those not present waive notice of the meeting in accordance with Section 5.2 of these Bylaws. Neither the business to be transacted at, nor the purpose of, any regular meeting of the Board need be specified in any notice of such meeting unless so required by law.

3.10 Special Meetings; Notice. Special meetings of the Board shall be held whenever called by the Chair of the Board, the Chief Executive Officer or by a majority of the Board. Notice of any special meeting stating the date, place, if any, and time of the meeting shall be given to each director by mail posted not less than five days before the date of the meeting, by nationally recognized overnight courier deposited not less than two days before the date of the meeting or by email, facsimile or other means of electronic transmission delivered or sent not less than 24 hours before the date and time of the meeting, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate under the circumstances. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board need be specified in any notice of such meeting unless so required by law.

3.11 Quorum; Majority Vote. At all meetings of the Board, a majority of the entire Board shall constitute a quorum for the transaction of business. If a quorum is not present at a meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. The act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board, unless the act of a greater number is required by law, the Certificate of Incorporation or these Bylaws.

3.12 Procedure; Minutes. The Chair of the Board shall preside at each meeting of the Board, and in the absence of the Chair of the Board, the Lead Director (if any) or, in the Lead Director’s absence, a director chosen by the majority of the directors present shall act as chair of the meeting. The Secretary shall act as secretary at each meeting of the Board. In the absence of the Secretary, an Assistant Secretary shall perform the duties of secretary at such meeting, and in the absence from any such meeting of the Secretary and all Assistant Secretaries, the chair of the meeting may appoint any person to act as secretary of the meeting. The secretary of the meeting shall prepare minutes of the meeting which shall be delivered to the Secretary for placement in the minute books of the Corporation.

3.13 Presumption of Assent. A director of the Corporation who is present at any meeting of the Board at which action on any matter is taken shall be presumed to have assented to the action unless such director’s dissent shall be entered in the minutes of the meeting or unless such director shall file such director’s written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof. Such right to dissent shall not apply to a director who voted in favor of such action.

3.14 Compensation. The Board shall have the authority to fix the compensation of directors. The directors shall be paid their reasonable expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each such meeting and an annual retainer or salary for service as director, payable in cash or securities. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Directors who are full-time employees of the Corporation shall not receive any compensation for their service as director.

3.15 Action Without Meeting. Any action that may be taken, or that is required by law, the Certificate of Incorporation or these Bylaws to be taken, at a meeting of the Board or any committee of the Board may be taken without a meeting if a consent in writing or by electronic transmission, setting forth the action so taken, shall have been signed by all of the members of the Board or committee, as the case may be, entitled to vote with respect to the subject matter thereof, and such consent shall have the same force and effect, as of the date stated therein, as a vote of such members of the Board or committee, as the case may be, and may be stated as such in any document or instrument filed with the Secretary of State of Delaware or in any certificate or other document delivered to any person. The consent may be in one or more counterparts so long as each director or committee member signs one of the counterparts. The signed consent shall be placed in the minute books of the Corporation.

ARTICLE FOUR: COMMITTEES

4.1 Designation. The Board may, by resolution adopted by a majority of the entire Board, designate one or more committees.

4.2 Number; Qualification; Term. Each committee shall consist of one or more directors appointed by resolution adopted by a majority of the entire Board. The number of committee members may be increased or decreased from time to time by resolution adopted by a majority of the entire Board. Each committee member shall serve as such until the earliest of (i) the expiration of such committee member’s term as director, (ii) such committee member’s resignation as a committee member or as a director or (iii) such committee member’s removal, as a committee member or as a director.

4.3 Authority. Each committee, to the extent expressly provided in the resolution establishing such committee and permitted by law, shall have and may exercise all of the authority of the Board in the management of the business and property of the Corporation, including, without limitation, the power and authority to declare a dividend and to authorize the issuance of shares of the Corporation. Notwithstanding the foregoing, however, no committee shall have the authority of the Board in reference to:

(a) amending the Certificate of Incorporation;

(b) approving a plan of merger;

(c) recommending to the stockholders the sale, lease or exchange of all or substantially all of the property and assets of the Corporation otherwise than in the usual and regular course of its business;

(d) recommending to the stockholders a voluntary dissolution of the Corporation or a revocation thereof;

(e) amending, altering or repealing these Bylaws or adopting new bylaws;

(f) filling vacancies in the Board or of any committee;

(g) filling any directorship to be filled by reason of an increase in the number of directors;

(h) electing or removing officers of the Corporation or members or alternate members of any committee;

(i) fixing the compensation of any committee member; or

(j) altering or repealing any resolution of the Board that by its terms provides that it shall not be amendable or repealable.

4.4 Committee Changes. Except as provided in the resolutions establishing or designating any committee of the Board, the Board shall have the power at any time to fill vacancies in, to change the membership of and to dissolve any committee.

4.5 Regular Meetings. Regular meetings of any committee may be held without notice at such time and place, if any, as may be designated from time to time by the committee and communicated to all members thereof.

4.6 Special Meetings. Special meetings of any committee may be held whenever called by any committee member. The committee member calling any special meeting shall cause notice of such special meeting, including therein the time and place, if any, of such special meeting, to be given to each committee member at least two days before such special meeting, or on such shorter notice as the committee member calling such meeting may deem necessary or appropriate under the circumstances. Neither the business to be transacted at, nor the purpose of, any special meeting of any committee need be specified in the notice or waiver of notice of any special meeting.

4.7 Quorum; Majority Vote. At meetings of any committee, a majority of the members designated by the Board as comprising the committee shall constitute a quorum for the transaction of business. If a quorum is not present at a meeting of any committee, a majority of the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. The act of a majority of the members present at any meeting at which a quorum is in attendance shall be the act of a committee, unless the act of a greater number is required by law, the Certificate of Incorporation or these Bylaws.

4.8 Minutes. Each committee shall keep regular minutes and except as provided in the resolutions establishing or designating any committee of the Board (or amendment thereto) report to the Board when required. The minutes of the proceedings of each committee shall be delivered to the Secretary for placement in the minute books of the Corporation.

4.9 Compensation. Committee members shall be paid their reasonable expenses, if any, of attendance at each meeting of any committee of the Board and may be paid a fixed sum for attendance at each such meeting and an annual retainer or salary for service as a committee member, payable in cash or securities.

ARTICLE FIVE: GENERAL PROVISIONS RELATING TO MEETINGS

5.1 Notice. Whenever by law, the Certificate of Incorporation or these Bylaws, notice is required to be given to any committee member, director or stockholder and no provision is made as to how such notice shall be given, it shall be construed to mean that any such notice may be given (a) in person, (b) in writing, by mail, postage prepaid, addressed to such committee member, director or stockholder at such person’s address as it appears on the books of the Corporation or, in the case of a stockholder, the share transfer records of the Corporation, or (c) by any other method permitted by law. Any notice required or permitted to be given by mail shall be deemed to be delivered and given at the time when the same is deposited in the United States mail, postage prepaid, and addressed as aforesaid. Any notice required or permitted to be given by electronic transmission shall be deemed to be delivered and given at the times provided in the DGCL.

5.2 Waiver of Notice. Whenever by law, the Certificate of Incorporation or these Bylaws, any notice is required to be given to any committee member, stockholder or director of the Corporation, a waiver thereof in writing signed by the person or persons entitled to such notice or a waiver by electronic transmission by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or any regular or special meeting of the Board or committee thereof need be specified in any waiver of notice of such meeting unless so required by law. Attendance of a committee member, stockholder or director at a meeting shall constitute a waiver of notice of such meeting, except where such person attends for the express purpose of objecting, and does so object, at the beginning of the meeting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

5.3 Telephone and Virtual Meetings. Stockholders, directors or committee members may participate in and hold a meeting by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear and speak with each other. Participation in such a meeting shall constitute presence in person at such meeting.

ARTICLE SIX: OFFICERS

6.1 Number; Titles; Election; Term; Qualification. The officers of the Corporation shall be chosen by the Board and shall be a Chief Executive Officer, a President and a Secretary. The Corporation shall also have a Chief Financial Officer, who shall be appointed by the Board or, if the Board so delegates, by the Chief Executive Officer. The Corporation may also have a Chief Operating Officer, one or more Vice Presidents (and, in the case of each Vice President, with such descriptive title, if any, as the Board shall determine), a Treasurer, one or more Assistant Secretaries and such other officers as the Board may from time to time appoint or as the Board may delegate to the Chief Executive Officer the authority to appoint. Such officers shall have the powers and duties as may be prescribed by the Board or, in the case of such delegation, the Chief Executive Officer. Each officer shall hold office for the term for which such officer is appointed and until such officer’s successor has been appointed and qualified, or until such officer’s earlier death, resignation or removal. Any person may hold any number of offices, but no officer may act in more than one capacity where action of two or more officers is required, and no Vice President may at the same time hold the office of President. No officer need be a stockholder, a director, a resident of the State of Delaware or a citizen of the United States.

6.2 Removal. Any officer appointed by the Board may be removed by the Board, and any officer appointed by the Chief Executive Officer may be removed by the Chief Executive Officer, but, in any case, such removal shall be without prejudice to the contract rights, if any, of the person so removed. Appointment of an officer shall not of itself create contract rights.

6.3 Vacancies. Any vacancy occurring in any office of the Corporation may be filled by the Board or, in the case of any office to which the Chief Executive Officer has the authority to appoint any person, by the Chief Executive Officer.

6.4 Authority. Officers shall have such authority and perform such duties in the management of the Corporation as are provided in these Bylaws or as may be determined from time to time by the Board.

6.5 Chief Executive Officer. The Chief Executive Officer shall have the general control, management and supervision of the business and affairs of the Corporation and all of its assets, properties, operations, executive and other officers and employees. In general, the Chief Executive Officer shall have and be permitted to exercise all of the powers and responsibilities usually appertaining to the office of chief executive officer of a corporation. The Chief Executive Officer may also serve as the Chair of the Board or as President, if so elected by the Board. The Chief Executive Officer shall report to the Board and shall have such other powers and duties as may be prescribed by the Board.

6.6 President. The President shall act in a general executive capacity and shall assist the Chief Executive Officer in the administration and operation of the Corporation’s business and general supervision of its policies and affairs. The President shall, in the absence of or because of the inability to act of the Chief Executive Officer, perform all duties of the Chief Executive Officer. The President shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these Bylaws, the Board or the Chief Executive Officer.

6.7 Chief Operating Officer. The Chief Operating Officer of the Corporation, if any, shall have general oversight of the management, marketing and development of the Corporation’s properties, with all such powers with respect to such properties and operations as may be reasonably incident to such responsibilities. The Chief Operating Officer, if any, shall report to the Chief Executive Officer and the Board and shall have such other powers and duties as may be prescribed by the Board or the Chief Executive Officer.

6.8 Chief Financial Officer. The Chief Financial Officer of the Corporation shall be the principal financial officer of the Corporation and shall have the general control, management and supervision of all matters pertaining to the accounts and finances of the Corporation, including its internal accounting controls and procedures, audited and unaudited financial statements, books of account, payment and collection procedures, bank accounts and deposits and other related matters. In general, the Chief Financial Officer shall have and be permitted to exercise all of the powers and responsibilities usually appertaining to the office of chief financial officer of a corporation. The Chief Financial Officer shall report to the Chief Executive Officer and the Board and shall have such other powers and duties as may be prescribed by the Board or the Chief Executive Officer.

6.9 Vice Presidents. Each Vice President shall have such powers and duties as may be prescribed by the Board or as may be delegated from time to time by the Chief Executive Officer, the President or the Chief Operating Officer and (in the order as designated by the Board, or in the absence of such designation, as determined by the length of time each has held the office of Vice President) shall exercise the powers of the President during that officer’s absence or inability to act.

6.10 Treasurer. The Treasurer, if any, shall have custody of the Corporation’s funds and securities, shall keep full and accurate accounts of receipts and disbursements and shall deposit all moneys and valuable effects in the name and to the credit of the Corporation in such depository or depositories as may be designated by the Board. The Treasurer, if any, shall audit all payrolls and vouchers of the Corporation, receive, audit and consolidate all operating and financial statements of the Corporation and its various departments, supervise the accounting and auditing practices of the Corporation and have charge of matters relating to taxation. Additionally, the Treasurer, if any, shall have the power to endorse for deposit, collection or otherwise all checks, drafts, notes, bills of exchange and other commercial paper payable to the Corporation and to give proper receipts and discharges for all payments to the Corporation. The Treasurer, if any, shall perform such other duties as may be prescribed by the Board or as may be delegated from time to time by the Chief Executive Officer, the Chief Financial Officer or the President.

6.11 Secretary. The Secretary shall maintain minutes of all meetings of the Board, all committees of the Board and the stockholders in the Corporation’s minute books and shall cause notice of such meetings to be given when requested by any person authorized to call such meetings. The Secretary may sign with the Chief Executive Officer, in the name of the Corporation, all contracts of the Corporation and affix the seal of the Corporation thereto. The Secretary shall have charge of the certificate books, share transfer records, stock ledgers and such other stock books and papers as the Board may direct, all of which shall at all reasonable times be open to inspection by any director at the office of the Corporation during business hours. The Secretary shall perform such other duties as may be prescribed by the Board or as may be delegated from time to time by the Chief Executive Officer.

6.12 Assistant Secretary. The Board may elect an Assistant Secretary. The Assistant Secretary, if any, shall have all of the same powers and duties as the Secretary and may act in place of the Secretary in all matters. The Assistant Secretary, if any, may sign with the Chief Executive Officer, in the name of the Corporation, all contracts of the Corporation and affix the seal of the Corporation thereto.

ARTICLE SEVEN: CERTIFICATES AND STOCKHOLDERS

7.1 Certificated and Uncertificated Shares. The shares of the Corporation may be either certificated shares or uncertificated shares. As used herein, the term “certificated shares” means shares represented by instruments in bearer or registered form, and the term “uncertificated shares” means shares not represented by instruments and the transfers of which are registered upon books maintained for that purpose by or on behalf of the Corporation.

7.2 Certificates for Certificated Shares. The certificates representing certificated shares of stock of the Corporation shall be in such form as shall be approved by the Board in conformity with law. The certificates shall be consecutively numbered, shall be entered as they are issued in the books of the Corporation or in the records of the Corporation’s designated transfer agent, if any, and shall state upon the face thereof: (a) that the Corporation is organized under the laws of the State of Delaware; (b) the name of the person to whom issued; (c) the number and class of shares and the designation of the series, if any, which such certificate represents; (d) the par value of each share represented by such certificate or a statement that the shares are without par value; and (e) such other matters as may be required by law. The certificates shall be signed by two separate persons holding such officerships of the Corporation as are designated by the Board to sign the certificates. Any of or all of the signatures on the certificates may be facsimile. The certificates may be sealed with the seal of the Corporation or a facsimile thereof.

7.3 Lost, Stolen or Destroyed Certificates. Except as provided in this Section 7.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation in accordance with applicable law. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.4 Transfer of Shares. Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

7.5 Registered Stockholders. The Corporation shall be entitled to treat the stockholder of record as the stockholder in fact of any shares and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have actual or other notice thereof, except as otherwise provided by law.

ARTICLE EIGHT: CERTAIN AFFILIATED TRANSACTIONS

8.1 Material Transaction. Any material transaction (or series of related transactions) between the Corporation and any director, officer or stockholder of the Corporation holding 5% or more of the voting shares of the Corporation (“5% stockholder”) or any corporation, partnership, association or other organization in which any such director, officer or 5% stockholder is an officer, director or is directly or indirectly financially interested must be approved by a majority of the disinterested directors upon such directors’ determination that the terms of the transaction are no less favorable to the Corporation than those that could have been obtained from third parties. The determination of whether a transaction (or series of related transactions) is material shall be made by a majority of the disinterested directors.

ARTICLE NINE: MISCELLANEOUS PROVISIONS

9.1 Dividends. Subject to provisions of applicable statutes and the Certificate of Incorporation, dividends may be declared by and at the discretion of the Board at any meeting and may be paid in cash, in property or in shares of stock of the Corporation.

9.2 Books and Records. The books and records of the Corporation may be kept (subject to any applicable law) outside the State of Delaware at the principal executive offices of the Corporation or at such other place or places as may be designated from time to time by the Board.

9.3 Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

9.4 Seal. The seal, if any, of the Corporation shall be in such form as may be approved from time to time by the Board. If the Board approves a seal, the affixation of such seal shall not be required to create a valid and binding obligation against the Corporation.

9.5 Resignation. Any director, committee member or officer may resign by so stating at any meeting of the Board or by giving notice in writing or by electronic transmission to the Chair of the Board, the Chief Executive Officer or the Secretary. Such resignation shall take effect at the time specified in the statement made at the Board meeting or in the notice, but in no event may the effective time of such resignation be prior to the time such statement is made or such notice is given. If no effective time is specified in the resignation, the resignation shall be effective immediately. Unless a resignation specifies otherwise, it shall be effective without being accepted.

9.6 Securities of Other Corporations. The President or any Vice President of the Corporation shall have the power and authority to transfer, endorse for transfer, vote, consent or take any other action with respect to any securities of another issuer which may be held or owned by the Corporation and to make, execute and deliver any waiver, proxy or consent with respect to any such securities.

9.7 Amendment of Bylaws. The power to amend or repeal these Bylaws or to adopt new bylaws is vested in the Board; provided that any proposed amendment to or repeal of the second and third sentences of Section 3.2 hereof or Article 8 hereof must be approved by a majority of the directors of the Corporation who are not employees of the Corporation, and in each case subject to the right of the stockholders to amend or repeal these Bylaws by the affirmative vote of the holders of two-thirds of the shares entitled to vote in the election of directors.

9.8 Severability. To the extent any provision of these Bylaws would be, in the absence of this Section 9.8, invalid, illegal or unenforceable for any reason whatsoever, such provision shall be severable from the other provisions of these Bylaws, and all provisions of these Bylaws shall be construed so as to give effect to the intent manifested by these Bylaws, including, to the maximum extent possible, the provision that would be otherwise invalid, illegal or unenforceable.

9.9 Headings; Table of Contents. The headings and table of contents used in these Bylaws are for convenience only and do not constitute matter to be construed in the interpretation of these Bylaws.

9.10 Exclusive Forum. Unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have subject matter jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by law, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action or proceeding asserting a claim arising from a breach of fiduciary duty owed by any current or former director, stockholder or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action or proceeding asserting a claim against the Corporation or any current or former director, stockholder or officer or other employee of the Corporation arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL, these Bylaws or the Certificate of Incorporation, (d) any action or proceeding related to or involving the Corporation or any current or former director, stockholder or officer or other employee of the Corporation that is governed by the internal affairs doctrine of the State of Delaware, (e) any action or proceeding asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, or (f) any action or proceeding as to which the DGCL (as amended from time to time) confers jurisdiction on the Court of Chancery of the State of Delaware. Subject to the preceding language of this Section 9.10, unless a majority of the Board, acting on behalf of the Corporation, consents in writing to the selection of an alternative forum

(which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any action or proceeding asserting a cause or causes of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to this Section 9.10, including the personal jurisdiction of the courts specified in this Section 9.10 in connection with any action or proceeding brought in any such court to enforce the provisions of this Section 9.10. The provisions of this Section 9.10 shall be enforceable by any party to an action or proceeding covered by the provisions of this Section 9.10.

* * * * *

Adopted as of: October 2, 2026

27